Exhibit 99.1

NOT FOR IMMEDIATE RELEASE

Contact:	Trish Drennan
First Avenue Networks
tdrennan@firstavenet.com
(703) 873-4165

First Avenue Networks Announces New President and CEO

Mike Gallagher Joins First Avenue Networks from Flarion Technologies

MCLEAN, VA, September 7, 2005 — First Avenue Networks (NASDAQ: FRNS), the holder of one of the most expansive collections of millimeter wave spectrum and a telecommunications provider offering wholesale services for wireless backhaul, fiber network extensions, and broadband connectivity for service providers and mobile operators, today announced that after an extensive search process Mike Gallagher has joined the company as its new president and CEO. Mr. Gallagher is assuming the company’s strategic and functional responsibilities from Dean Johnson. Mr. Gallagher arrives at First Avenue as the former president of Flarion Technologies, a company recently acquired by QUALCOMM (NASDAQ: QCOM). Mr. Gallagher begins his new role effective immediately. Mr. Johnson will continue on First Avenue’s board of directors as vice chairman.

“Mike joins First Avenue Networks as the demand for our services has begun to accelerate, “ said Johnson. “We believe Mike has the skills and experience to take our wireless spectrum holdings, capital resources and technology and grow First Avenue into the leader in the markets we serve. We expect to benefit from Mike’s execution and operational successes at Bay Networks, Shasta Networks, Nortel Networks and Flarion Technologies.”

“Dean’s tenure at First Avenue has been remarkable,” said Richard Shorten, First Avenue’s chairman said of the former president and chief executive officer. “He assumed the leadership of First Avenue during a very difficult period in telecom and yet was able to assemble the most comprehensive collection of millimeter wave spectrum assets in the country, raise nearly $100 million in equity capital and lead the company to a listing on the NASDAQ National Market. The board of directors is enormously grateful for Dean’s leadership over the last four years.”

Raj Singh, member of the First Avenue board of directors, said of the new president and CEO, “ Mike brings an impressive record of experience and results to First Avenue, His success in building and scaling national and global sales and marketing organizations speaks for itself in his Flarion and Nortel experiences. However, we are equally excited about his prowess in creating operations and customer service centers of excellence.”

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Speaking as the new president and chief executive officer, Mr. Gallagher stated, “In the coming year, the company intends to scale operations and execute on its strategy as a wholesale provider of valuable wireless access and backhaul to meet a growing market demand from mobile carriers, services providers, and enterprise customers We have a solid foundation in place, and I’m excited to have the opportunity to lead First Avenue Networks in its next growth and execution phase.”

Mr. Gallagher brings over 22 years of telecommunications, networking, and wireless industry experience to First Avenue Networks. As the president of Flarion Technologies, he led the mobile broadband communication company’s day-to-day operational strategy, sales and marketing, and expansion into Europe and Asia. Before joining Flarion in March 2001, Mr. Gallagher was the senior vice president for worldwide sales and operations for Nortel Networks’ IP Services business unit (formerly Shasta Networks) acquired by Nortel in April 1999. Prior to Shasta Networks, Mr. Gallagher led Bay Network’s North American sales operations, acquired by Nortel in September 1998. At Bay Networks, Mr. Gallagher had profit and loss responsibilities for an organization of 1,500 people with annual revenues of more than $1.5 billion. Before Bay Networks, Mr. Gallagher held positions with Synoptics, AT&T and NET. Mr. Gallagher is a board member with Enterasys Networks Inc. (NYSE: ETS). Mr. Gallagher holds a Bachelor’s Degree in Business from Fordham University and holds an MBA from Pace University.

About First Avenue Networks

First Avenue Networks (NASDAQ: FRNS) holds the most expansive collection of millimeter wave spectrum and is a telecommunications provider offering wholesale services for wireless backhaul, fiber network extensions, and broadband connectivity for service providers and mobile operators. With the addition of the 24 GHz assets and operations of Teligent, which the company acquired in early 2005, First Avenue Network has amassed one of the largest and most comprehensive collections of millimeter wave spectrum assets in the United States. The company has approximately 1.5 billion channel pops between its 24 GHz and 39 GHz spectrum licenses. First Avenue Network offers nationwide coverage and added depth in major U.S. metropolitan areas, holding nearly 600 MHz of spectrum in the top 75 U.S. markets. For further details, visit http://www.firstavenet.com/ or call (703) 873-4150.

The above information includes forward-looking statements regarding the benefits of the announced acquisition, securities trading and the provision of services by the Company and other opportunities in the Company’s marketplace. These statements are not guarantees of future performance. Known and unknown risks, uncertainties, and other factors, including without limitation, the risk that the Company will not obtain the expected benefits of the acquisition, the risk that the Company will be adversely affected by consummating the acquisition, capital constraints, changes to or failure to execute the Company’s strategy and business plan, non-renewal or revocation of FCC licenses, variable customer demand,

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technological risks, ability to manage growth, competition and government regulation and other risks may cause actual results to differ materially from the future results implied or expressed in the forward-looking statements. Many of these risks and uncertainties are further discussed in our most recent filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended December 31, 2004. The Company does not undertake to and expressly disclaims any obligation to update or revise its forward-looking statement publicly to reflect any change in these forward-looking statements, or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

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